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                                                                   Exhibit 10.41

                                February 24, 2004

John D. Beletic
3219 Drexel Drive
Dallas, Texas 75205

Dear Mr. Beletic:

You have served as a director of Triton PCS Holdings, Inc. ("Triton") since 1998 and your current term as director is scheduled to expire as of Triton's annual meeting scheduled to occur in May 2004 (the "2004 Annual Meeting"). As you will not be standing for reelection to a new term and have therefore indicated a willingness to resign from your position as director without completing the remainder of your term, the Board of Directors of Triton has agreed to accept your resignation from service as a director of Triton. In light of your past services as a director and in connection with your resignation, Triton hereby agrees to the following terms and conditions set forth in this letter (this "Agreement"):

1. Resignation. Your resignation from the Board of Directors and its committees will become effective as of February 26, 2004 (the "Effective Date"), the date immediately following the conclusion of the February 2004 Board of Directors' meeting, and you will cease to be a director as of that date. It is expected and agreed that, through the Effective Date, you will continue to perform your duties as a member of Triton's Board of Directors, its Compensation Committee and its Nominating/Corporate Governance Committee in a manner consistent with past practices and your fiduciary obligations to Triton. Further, your intent is that you not be re-nominated nor stand for election in connection with the 2004 Annual Meeting.

Announcement of your resignation shall be made at a time mutually agreeable to you and Triton, except for such other disclosure by Triton as may be required by applicable law or regulation. Notwithstanding the foregoing, Triton acknowledges and agrees that, in the course of your future professional activities, you are free to disclose the dates and nature of the services you performed for Triton. Attached for your review is a draft press release. Triton understands, and by execution of this Agreement, you hereby acknowledge and agree that your resignation is not because of any disagreement with Triton relating to its operations, policies, or practices.

2. Compensation. In connection with your resignation, Triton will pay or provide the compensation set forth in this Section 2. Except as otherwise expressly provided herein, all payments made in accordance with this Section shall be made in accordance with Triton's existing practices relating to directors' compensation.

                  a. Triton will pay you all director's fees earned but unpaid through the Effective Date. Such fees shall be determined in accordance with the directors' compensation arrangements approved by the Compensation Committee and the Board of Directors in November 2003. You will also be reimbursed for any unreimbursed business expenses in accordance with Triton's standard policies and procedures. Such amounts shall be paid within ten days following the Effective Date.

                  b. With respect to your award of restricted stock described in the Director Stock Award Agreement dated June 24, 2002, those shares shall not be affected by your resignation and shall become fully vested as of June 24, 2004, provided that you have

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         complied, in all material respects, with the terms of this Agreement at all times from the Effective Date through June 24, 2004. Triton shall take such actions as may be necessary to provide for the acceleration of vesting as described herein. Triton will cause this Agreement and the transactions contemplated hereby to be approved by its Board of Directors, including, without limitation, the provisions of this Agreement which (i) state that the restricted stock (as described in this Section 2(b)) will not be forfeited upon your resignation; and
         (ii) accelerate the vesting of your restricted stock.

                  c. Triton shall provide a one-time payment to you of $107,250.00, which shall be paid to you within five (5) days after June 24, 2004, provided that you have complied, in all material respects, with the terms of this Agreement at all times from the Effective Date through that date. The payment provided herein is intended to reflect payments that you may have become entitled to had you continued as a director through the end of your term in May 2004.

3. Excess Payments. You acknowledge that the payments to be provided to you under Section 2 above exceed any compensation that would otherwise be paid to you in connection with your resignation. You further acknowledge and agree that the payments to be provided to you under Section 2 above and the other benefits and consideration to be furnished to you pursuant to this Agreement shall be in lieu of and discharge any obligations of Triton to you for any further compensation or any other expectations of remuneration or benefit.

4. Further Cooperation and Benefits. You agree, upon reasonable request, to provide to Triton and its subsidiaries and affiliates truthful and complete cooperation in any litigation or arbitration of matters arising out of or related to your activities while a director of Triton, whether or not such matters have commenced as of the Effective Date. The Company shall use commercially reasonable efforts to schedule any services requested under this
Section 4 at such times and locations as shall not unreasonably interfere with your business or personal affairs. You will be entitled to reimbursement for the out-of-pocket expenses you reasonably incur in connection with providing services as provided in this Section 4. Following your resignation, Triton agrees to indemnify you against and hold you harmless from liabilities, costs, claims and expenses arising out of or attributable to your service as a director of Triton to the same extent that it provides indemnification to its then serving directors. In addition, following your resignation, Triton agrees to provide best efforts to continue coverage under Triton's "D & O" insurance coverage with respect to liabilities, costs, claims and expenses arising out of or attributable to your service as a director of Triton to the same extent that it provides such coverage to its then serving directors, and to the extent that the cost of such coverage is commercially reasonable.

5. Release. As a material inducement to Triton to enter into this Agreement and in consideration for the payments and covenants contained herein, you, on behalf of yourself, your heirs, executors, administrators and assigns hereby irrevocably and unconditionally release Triton, and its current, former and future parent companies, subsidiaries and affiliates, together with all of its current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including reasonable attorneys' fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims arising out of or related to your service as a director of Triton, but excluding claims by you for

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indemnification to the extent that Triton has agreed to provide such indemnification pursuant to the terms of its certificate of incorporation, its bylaws, a resolution of the Board of Directors, an indemnification agreement, any directors and officers liability policy or otherwise.

6. No Complaints. You represent that you have not filed any complaints or charges or lawsuits against Triton or any other Releasee with any governmental agency or court and you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein you have against Triton or any other Releasee that would, but for such assignment be released by this Agreement. Triton represents that it has not filed any complaints or charges or lawsuits against you with any governmental agency or court and Triton has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein it may have against you that would, but for such assignment, be released by this Agreement. You represent and agree that your resignation is not the result of and does not relate to a disagreement with Triton relating to its operations, policies or practices that would be required to be disclosed on a Form 8-K under applicable Securities and Exchange Commission rules and regulations.

7. Confidentiality. You acknowledge and agree that as a director of Triton you have obtained material, confidential and proprietary information regarding Triton, its subsidiaries, and its affiliates. You further agree that you will not disclose or otherwise make use of any such information following your resignation from the Board of Directors; provided, nothing contained herein will be deemed to restrict you from disclosing information that is in the public domain or information furnished to you (without obligation of confidentiality) by a third party.

8. Non-Disparagement. You agree that you will not make any disparaging or defamatory comments about Triton, or any of its officers, directors, management, or employees, nor will you authorize, encourage or participate with anyone on your behalf to make such statements. Triton agrees that no member of the Board of Directors of Triton nor any executive officer will make any disparaging or defamatory comments about you and will not authorize, encourage or participate with anyone to make such statements.

9. Reliance. Each party represents and acknowledges that such party understands the terms of this Agreement and has been given an opportunity to ask questions of the representatives of the other party. Each party further represents that in signing this Agreement each party is not relying, and has not relied, on any representation or statement not set forth in this Agreement made by any representative of the other party or any other person or entity with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement is knowingly and voluntarily entered into by each of the parties hereto.

10. Securities Filings. The parties will cooperate in making any filings that may be required relating to any acquisition or disposition by you of any securities of Triton on or after your resignation, including but not limited to any notices required under the Triton's First Amended and Restated Stockholders' Agreement, as amended, any Form 144 filings and any Forms 4 and 5 filings. Triton will also assist you in making any such filings, including, without limitation, making any "EDGAR" filings on your behalf. Such assistance and services will be furnished without charge.

11. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and except as expressly provided herein fully supersedes any and all prior agreements, understandings or arrangements between the parties about the subject matter of this Agreement. Notwithstanding anything to the contrary contained herein, you agree that you are

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subject to the terms and conditions contained in Triton's First Amended and
Restated Stockholders Agreement, as amended.

12. Fees and Expenses. Triton agrees to reimburse you for reasonable legal fees up to Two Thousand Dollars ($2,000.00), associated with legal review of this agreement.

13.               Miscellaneous.

                  a. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to rules regarding conflicts of law.

                  b. The provisions of this Agreement are severable and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

                  c. Neither this Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by both parties. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver.

                  d. This Agreement shall be binding on the parties hereto and their respective heirs, successors, predecessors, affiliates, administrators, representatives, executors and assigns and shall inure to the benefit of each party and their respective heirs, successors, predecessors, affiliates, administrators, representatives, executors and assigns.

14. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally against receipt, by courier service or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                           If to Triton, to the attention of the Chairman of the Board of Directors of Triton and to Charles H.N. Kallenbach, Vice President of Legal Affairs of Triton, at Triton's principal executive offices, 1100 Cassatt Road, Berwyn, PA 19312, with a copy to:

                                               Dow, Lohnes & Albertson, PLLC
                                               1200 New Hampshire Avenue, N.W.
                                               Washington, D.C. 20036
                                               Attention: Leonard J. Baxt
                                               Facsimile: (202) 776-2222

                           If to Director:

                                                Mr. John D. Beletic
                                                3219 Drexel Drive
                                                Dallas, Texas 75205

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You may evidence your acceptance of this Agreement by executing this Agreement where provided below and returning it to the undersigned.

                                       Triton PCS Holdings, Inc.

                                       By:  /s/ Michael E. Kalogris
                                            ------------------------------------
                                       Name:  Michael E. Kalogris
                                       Title:  Chief Executive Officer

Director

/s/ John D. Beletic
------------------------
John D. Beletic